EXECUTION COPY

Exhibit 4.57

FIRST SUPPLEMENTAL INDENTURE

to

INDENTURE

Dated as of November 15, 2000,

between

3815668 CANADA INC.,

as Issuer

and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,

as Trustee

Dated as of November 16, 2004

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 16, 2004, among 3815668 Canada Inc., a corporation organized under the federal laws of Canada, as issuer (the “Company”), Hollinger International Inc. and Hollinger Canadian Newspapers, Limited Partnership (together, on a joint and several basis, “Hollinger”), as Holder of CDN$871,873,305 principal amount of Debentures (as defined below), and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of November 15, 2000 (the “Indenture”), providing for the issuance of Fixed Rate Subordinated Debentures due 2010 (the “Debentures”);

WHEREAS, Section 8.02 of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture or the Debentures with the written consent of the Holders of at least a majority in principal amount of the Debentures then outstanding, subject to certain exceptions specified in Section 8.02 of the Indenture;

WHEREAS, Hollinger is the Holder of CDN$871,873,305 principal amount of Debentures, which represents all Debentures outstanding;

WHEREAS, pursuant to an amended and restated participation agreement dated November 30, 2001, among Hollinger, Hollinger Canadian Newspapers Limited Partnership and the Hollinger Participation Trust (the “Trust”), Hollinger granted a participation interest in CDN$785,179,588 aggregate principal amount of the Debentures to the Trust;

WHEREAS, pursuant to instructions received as the result of an exchange offer and consent solicitation (the “Exchange Offer”) conducted by CanWest (U.S.) Inc., under which new 8% Senior Subordinated Notes due 2012 (the “New Notes”) are to be issued by 3815668 Canada Inc., the trustee under the Trust has instructed Hollinger to enter into this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture according to its terms have been done.

WHEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Debentures:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.	Definitions. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

2.	Effective Date. This First Supplemental Indenture is effective as of the date first set forth above; provided, however, the effect of this First Supplemental Indenture shall be automatically retroactively revoked without further action by any party hereto if the New Notes are not delivered pursuant to the terms of the Exchange Offer as those are described in the Offering Memorandum and Consent Solicitation Statement dated October 7, 2004, as amended by the supplement thereto dated October 28, 2004.

3.	Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and to be performed within the State of New York.

4.	Headings. The headings in this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

5.	Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

6.	Recitals. The Trustee assumes no responsibility for the accuracy of the recitals contained herein, which recitals shall be taken as the statements of the Company.

ARTICLE 2

AMENDMENTS

1.	Deletion of Section 3.09. Section 3.09 of the Indenture, entitled “Purchase of Debentures for Cancellation”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

2.	Deletion of Section 4.06. Section 4.06 of the Indenture, entitled “Limitation on Additional Indebtedness”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

3.	Deletion of Section 4.07. Section 4.07 of the Indenture, entitled “Limitation on Other Senior Subordinated Indebtedness”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

4.	Deletion of Section 4.09. Section 4.09 of the Indenture, entitled “Limitation on Restricted Payments”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

5.	Deletion of Section 4.11. Section 4.11 of the Indenture, entitled “Limitation on Transactions with Affiliates”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

6.	Deletion of Section 4.12. Section 4.12 of the Indenture, entitled “Limitation on Liens”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

7.	Deletion of Section 4.14. Section 4.14 of the Indenture, entitled “Limitation on Guarantees by Restricted Subsidiaries”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

8.	Deletion of Section 4.15. Section 4.15 of the Indenture, entitled “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

9.	Deletion of Section 4.19. Section 4.19 of the Indenture, entitled “Payments for Consent”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

10.	Deletion of Section 4.29. Section 4.29 of the Indenture, entitled “Ownership of CanWest Media”, is hereby deleted in its entirety, together with any references thereto in the Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

3815668 CANADA, INC., as Issuer

By:
Name:
Title:

HOLLINGER CANADIAN NEWSPAPERS, LIMITED PARTNERSHIP, as Holder of Debentures

By its general partner, Hollinger Canadian Newpapers G.P. Inc.

By:
Name:
Title:

HOLLINGER INTERNATIONAL INC., as Holder of Debentures

By:
Name:
Title:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title: